UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 17, 2009

MUELLER WATER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Abernathy Road

Atlanta, Georgia 30328

(Address of Principal Executive Offices)

(770) 206-4200

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 17, 2009, Mueller Water Products, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriters”), to issue and sell 32,280,000 shares of the Company’s Series A common stock, $.01 par value per share, in a public offering pursuant to a registration statement on Form S-3 (File No. 333-159845) and a related prospectus supplement, dated September 17, 2009, which were both filed with the Securities and Exchange Commission. In addition, the Company granted the Underwriters an option, exercisable for 30 days from the date of the Underwriting Agreement, to purchase up to an additional 4,842,000 shares of the Company’s Series A common stock to cover over-allotments.

On September 18, 2009 the Underwriters exercised their option to purchase the additional 4,842,000 shares of the Company’s Series A common stock to cover over-allotments, and the offering of 37,122,000 shares of the Company’s Series A common stock is expected to close on September 23, 2009, subject to satisfaction of customary closing conditions. The Company expects to receive net proceeds from the offering of approximately $165.9 million, after deducting the underwriting discounts and commissions and estimated offering expenses.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement dated September 17, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Evan L. Hart
Evan L. Hart
Senior Vice President and Chief Financial Officer

Date: September 21, 2009

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement dated September 17, 2009.